Exhibit 99.1

Flexsteel Announces Continued Record Sales

DUBUQUE, Iowa--(BUSINESS WIRE)--February 5, 2014--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported record net sales of $217 million for the six month period ended December 31, 2013, a 17% increase from the prior year six month period. Net sales for the quarter ended December 31, 2013 were a second quarter record $113 million, a 19% increase over prior year quarter net sales of $95 million.

The Company reported net income of $4.9 million or $0.66 per share for the six month period ended December 31, 2013 compared to $5.8 million or $0.80 per share for the prior year six month period. Adjusted net income for the current year six month period was $8.9 million or $1.18 per share compared to $6.5 million or $0.89 per share in the prior year period. For the quarter ended December 31, 2013 the Company reported net income of $1.2 million or $0.16 per share compared to $2.9 million or $0.40 per share for the prior year quarter. Adjusted net income for the quarter was $4.5 million or $0.60 per share compared to $3.3 million or $0.46 per share in the prior year quarter. For additional information regarding adjusted net income and adjusted earnings per share (which are non-GAAP measures), please refer to the reconciliations and other information included in the attached schedules.

In December 2013 the Company entered into an agreement to settle the Indiana civil litigation in order to eliminate the ongoing costs and distraction of the litigation. The Company will contribute $6.3 million to the settlement as part of an agreement whose terms are otherwise confidential. In reaching the agreement, the Company does not admit any wrongdoing and believes that it did not cause or contribute to the contamination at issue. This amount is recorded as litigation settlement payable on the Condensed Consolidated Balance Sheets and as litigation settlement cost in the Consolidated Statements of Income. The Company incurred approximately $0.8 million and $1.7 million of legal defense costs during the quarter and six month period ended December 31, 2013, respectively, which have been recorded in selling, general and administrative (SG&A) expense. The Company has received reimbursements of defense costs of approximately $1.7 million from insurers and this has been reflected as a reduction in SG&A expense for the quarter ended December 31, 2013. The Company continues to pursue recovery of defense and settlement costs from insurance carriers.

Gross margin for the six months ended December 31, 2013 was 22.9% of net sales compared to 23.6% of net sales in the prior year six month period. Gross margin for the quarters ended December 31, 2013 and 2012 was 23.2% and 24.0%, respectively. The decrease in the current year periods was primarily due to price discounting on certain case goods to address changing customer requirements.

SG&A expense for the six month period ended December 31, 2013 were 16.9% of net sales compared to 18.8% of net sales in the prior year six month period. SG&A expense for the six month period ended December 31, 2012 included pre-tax executive transition costs of $1.2 million or 0.6% of net sales and $1.0 million pre-tax for legal defense costs related to the aforementioned Indiana civil litigation. SG&A expense for the quarter ended December 31, 2013 and 2012 were 16.3% and 19.2% of net sales, respectively. The current quarter includes $0.8 million pre-tax in legal defense costs and $1.7 million pre-tax in legal defense reimbursement related to the Indiana civil litigation. The prior year quarter includes $0.7 million pre-tax in executive transition costs and $0.7 million pre-tax in legal defense costs.

Working capital (current assets less current liabilities) at December 31, 2013 was $118.4 million compared to $113.7 million at June 30, 2013. Changes in working capital from June 30, 2013 to December 31, 2013 include increases in inventory of $6.4 million, accounts receivable of $5.4 million, and other current assets of $2.9 million, offset by a decrease in cash of $2.1 million and increases in accounts payable of $1.5 million and litigation settlement payable of $6.3 million. The higher inventory levels support the increases in residential sales volume and expanded product offerings. The increase in accounts receivable is due to increased sales volume and timing of related shipments and collections.

The decrease in cash of $2.1 million during the first six months of fiscal year 2014 reflects net cash provided by operating activities of $1.2 million, capital expenditures of $1.5 million and payment of dividends totaling $2.1 million. The Company estimates that capital expenditures will be approximately $3.0 million for the remainder of fiscal year 2014 primarily for delivery and manufacturing equipment and information technology infrastructure.

All earnings per share amounts are on a diluted basis.

The following table compares net sales for the quarter ended December 31, 2013 to the prior year quarter.

	Net Sales (in millions)
	Quarter Ended December 31,
	2013	2012	$ Change	% Change
Residential	$92	$77	$15	19%
Commercial	21	18	3	18%
Total	$113	$95	$18	19%

The following table compares net sales for the six months ended December 31, 2013 to the prior year six month period.

	Net Sales (in millions)
	Six Months Ended December 31,
	2013	2012	$ Change	% Change
Residential	$175	$149	$26	18%
Commercial	42	37	5	13%
Total	$217	$186	$31	17%

The increase in residential sales for the three and six months ended December 31, 2013 is primarily due to increased demand for upholstered and, to a lesser extent, ready-to-assemble products. The increase in commercial sales for the three and six months ended December 31, 2013 is primarily from hospitality and vehicle seating products.

Outlook

The Company believes that top line growth will continue through the end of fiscal year 2014. Residential growth is expected to continue with existing customers and products, and through expanding our product portfolio and customer base. The Company expects this growth to be led by increased demand for upholstered and ready to assemble products. The Company anticipates sales of commercial products to moderately increase for the remainder of the fiscal year. The Company is confident in its ability to take advantage of market opportunities.

The Company remains committed to its core strategies, which include a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and increasing profitability. We believe these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

Analysts Conference Call

We will host a conference call on February 6, 2014, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 20484149. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-585-8367 and entering ID# 20484149.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, including expenses related to the Indiana civil litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

TABLES FOLLOW

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,	June 30,
	2013	2013

ASSETS

CURRENT ASSETS:
Cash	$8,876	$10,934
Trade receivables, net	41,506	36,075
Inventories	98,853	92,417
Other	12,677	9,775
Total current assets	161,912	149,201

NONCURRENT ASSETS:
Property, plant, and equipment, net	31,616	32,145
Other assets	13,024	11,193

TOTAL	$206,552	$192,539

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$15,416	$13,927
Litigation settlement payable	6,250	–
Accrued liabilities	21,836	21,575
Total current liabilities	43,502	35,502

LONG-TERM LIABILITIES:
Other long-term liabilities	7,209	5,800
Total liabilities	50,711	41,302

SHAREHOLDERS’ EQUITY	155,841	151,237

TOTAL	$206,552	$192,539

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
NET SALES	$112,534	$94,590	$216,882	$185,827
COST OF GOODS SOLD	(86,475)	(71,843)	(167,178)	(141,979)
GROSS MARGIN	26,059	22,747	49,704	43,848
SELLING, GENERAL AND ADMINISTRATIVE	(18,351)	(18,150)	(36,560)	(34,860)
LITIGATION SETTLEMENT COSTS	(6,250)	-	(6,250)	-
OPERATING INCOME	1,458	4,597	6,894	8,988
OTHER INCOME:
Interest and other income	422	65	924	225
INCOME BEFORE INCOME TAXES.	1,880	4,662	7,818	9,213
INCOME TAX PROVISION	(710)	(1,740)	(2,880)	(3,420)
NET INCOME	$1,170	$2,922	$4,938	$5,793
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,205	7,030	7,165	6,984
Diluted	7,537	7,275	7,477	7,245
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.16	$0.42	$0.69	$0.83
Diluted	$0.16	$0.40	$0.66	$0.80

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended
	December 31,
	2013	2012
OPERATING ACTIVITIES:
Net income	$4,938	$5,793
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,030	1,772
Deferred income taxes	(2,826)	(353)
Stock-based compensation expense	723	860
Change in provision for losses on accounts receivable	45	88
Gain on disposition of capital assets	(23)	(3)
Changes in operating assets and liabilities	(3,661)	(6,092)
Net cash provided by operating activities	1,226	2,065

INVESTING ACTIVITIES:
Net purchases of investments	(818)	(623)
Proceeds from sale of capital assets	30	3
Capital expenditures	(1,481)	(4,918)
Net cash used in investing activities	(2,269)	(5,538)

FINANCING ACTIVITIES:
Dividends paid	(2,143)	(3,148)
Proceeds from issuance of common stock	1,128	800
Net cash used in financing activities	(1,015)	(2,348)

Decrease in cash	(2,058)	(5,821)
Cash at beginning of period	10,934	13,970
Cash at end of period	$8,876	$8,149

SEC REG G NON-GAAP DISCLOSURE (Unaudited)
IMPACT OF INDIANA CIVIL LITIGATION

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors with additional useful information on the impact of Indiana civil litigation costs. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the three and six months ended December 31, 2013 and 2012:

(in millions, net of income tax)	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income	$1.2	$2.9	$4.9	$5.8
Defense costs, net of reimbursements	(0.7)	0.4	–	0.7
Settlement costs	4.0	–	4.0	–
Adjusted net income	$4.5	$3.3	$8.9	$6.5

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share (EPS) of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share of common stock to the calculation of adjusted diluted earnings per share of common stock for the three and six months ended December 31, 2013 and 2012:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Diluted EPS of common stock	$0.16	$0.40	$0.66	$0.80
Defense costs, net of reimbursement	(0.08)	0.06	–	0.09
Settlement costs	0.52	–	0.52	–
Adjusted diluted EPS of common stock	$0.60	$0.46	$1.18	$0.89

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392